EXHIBIT 99

                                            FOR:   Consolidated Graphics, Inc.

                                    APPROVED BY:   Ronald E. Hale, Jr.
                                                   Vice President & Treasurer
                                                   (713) 787-0977

                                        CONTACT:   Betsy Brod/Nancy Healy
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

              CONSOLIDATED GRAPHICS TO ACQUIRE TURSACK INCORPORATED
                          OF PHILADELPHIA, PENNSYLVANIA

     HOUSTON, TEXAS - January 30, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire Tursack Incorporated ("Tursack") of Philadelphia, Pennsylvania. The acquisition of Tursack, the premier high-quality color printer serving eastern Pennsylvania, New York, New Jersey and Delaware, marks Consolidated Graphics' entry into this important market. Terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, stated, "Tursack Incorporated is a superior company located in one of the nation's largest print markets. Bob Tursack and his dedicated employees have developed a very impressive list of loyal customers by focusing on quality and customer service. Tursack is an excellent addition to an already strong group of companies that comprise Consolidated Graphics."

     Bob Tursack Jr., President of Tursack, will continue to lead the company after the acquisition is completed. Commenting on the announcement, Mr. Tursack said, "From the day our family started this business 38 years ago, being the best has always been our goal. With the additional resources now at our disposal as part of Consolidated Graphics, we will be able to build upon the exceptional reputation we have established over many years, a reputation earned by providing our customers with the best in quality printing products and services."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 32 companies with annualized revenues in excess of $315 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions that are subject to the execution of definitive agreements, general economic conditions, continued demand for its product, the availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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